Exhibit 4.7

CYIOS CORPORATION

2007 EQUITY INCENTIVE PLAN

(as adopted November 28, 2007)

I.           ESTABLISHMENT OF PLAN; DEFINITIONS.

1.           Purpose. The purpose of the CYIOS Corporation 2007 Equity Incentive Plan is to attract, retain and reward certain officers, Employees, Directors and Consultants of CYIOS Corporation and its Subsidiaries, and to motivate such persons to increase their efforts in promoting the interests, and contributing to the growth and profitability of the Corporation.

2.           Definitions.  Unless the context clearly indicates otherwise, the following terms shall have the meanings set forth below:

“Award” shall mean any Stock Award, Stock Appreciation Right or Stock Option granted under the Plan.

“Award Agreement” shall mean a written agreement between the Corporation and the Grantee setting forth the terms, conditions and restrictions of an Award.

“Board” shall mean the board of directors of the Corporation.

“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

“Committee” shall mean a committee appointed by the Board to administer and interpret the Plan; provided, however, that the term Committee shall refer to the Board during such times as no Committee has been appointed by the Board.

“Common Stock” shall mean the common stock, par value $0.001 per share, of CYIOS Corporation, a Nevada corporation.

“Corporation” shall mean CYIOS Corporation, a Nevada corporation, and any successor corporation.

“Consultant” or “Consultants” shall mean individuals who provide services to the Corporation who are not Employees or Directors.

“Director” or “Directors” shall mean those members of the Board who are not Employees.

“Disability” shall mean a medically determinable physical or mental condition which causes an Employee, Director or Consultant to be unable to engage in any substantial gainful activity and which can be expected to result in death or to be of long, continued and indefinite duration.

“Employee” or “Employees” shall mean any common law employee of the Corporation, including officers, as determined under the Code or the regulations promulgated thereunder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, as of any date, the value of a share of the Corporation’s Common Stock determined as follows:

(a)           if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination, or on the last preceding date on which it was traded, on the principal national securities exchange on which the Common Stock is listed or admitted to trading;

(b)           if such Common Stock is quoted on the NASDAQ Global Market, NASDAQ Global Select Market, the NASDAQ Capital Market, or the OTCBB, its closing price on the NASDAQ Global Market, NASDAQ Global Select Market, the NASDAQ Capital Market, or the OTCBB, respectively, on the date of determination; or

(c)   if neither of the foregoing is applicable, by the Committee in good faith.

“FINRA Dealer” shall mean a broker-dealer who is a member of the Financial Industry Regulatory Authority.

“Grantee” shall mean an officer, Employee, Director or Consultant who is granted an Award under the Plan.

“Incentive Stock Option” shall mean a Stock Option granted pursuant to the Incentive Stock Option provisions as set forth in Article II of the Plan.

“Insider” shall mean an officer, Director, or other person subject to Section 16 of the Exchange Act.

“Net Exercise” shall mean a procedure by which the Grantee will be issued a number of whole Shares upon the exercise of a Stock Option determined in accordance with the following formula:

N=	X(A-B)
A
Where:
“N” =	the number of Shares to be issued to the Grantee upon exercise of the Stock Option;
“X” =	the total number of Shares with respect to which the Grantee has elected to exercise the Stock Option;
“A” =	the Fair Market Value of one (1) Share of Common Stock determined on the exercise date; and
“B” =	the exercise price per Share (as defined in the Grantee’s Award Agreement).

“Non-Qualified Stock Option” shall mean a Stock Option granted pursuant to the Non-Qualified Stock Option provisions as set forth in Article III of the Plan.

“Parent” shall mean any present or future “parent corporation” of the Corporation, as defined in Section 424(e) of the Code.

“Plan” shall mean the CYIOS Corporation 2007 Equity Incentive Plan as set forth herein and as may be amended from time to time.

“Restricted Stock Award” shall mean a Stock Award granted pursuant to the Restricted Stock Award provisions as set forth in Article V of the Plan.

“Rule 16b-3” shall mean Rule 16b-3 promulgated under the Exchange Act, as may be amended from time to time, or any successor rule or regulation.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Share” or “Shares” shall mean the authorized but unissued or reacquired shares of the Corporation’s Common Stock, subject to adjustment, reserved for issuance under the Plan.

“Stock Appreciation Right” shall mean an Award granted pursuant to the Stock Appreciation Right provisions as set forth in Article IV of the Plan.

“Stock Award” shall mean an Award granted pursuant to the Stock Award provisions as set forth in Article V of the Plan.

“Stock Option” shall mean an Award granted pursuant to the Incentive Stock Option or Non-Qualified Stock Option provisions as set forth in Articles II and III of the Plan.

“Subsidiary” or “Subsidiaries” shall mean any present or future “subsidiary corporation” of the Corporation, as defined in Section 424(f) of the Code.

“Ten Percent Shareholder” shall mean an Employee who at the time an Award is granted owns stock possessing more than ten percent (10%) of the total combined voting power of all stock of the Corporation or any of its Parent or Subsidiary corporations.

“Vesting Conditions” shall mean those conditions established in accordance with the Plan and prior to the satisfaction of which Shares issuable pursuant to an Award remain subject to forfeiture.

3.           Shares Subject to the Plan. Subject to the provisions of Article VI, Section 5, the maximum aggregate number of Shares that may be issued under the Plan shall not exceed Three Million Five Hundred Thousand (3,500,000), which shall consist of authorized but unissued or reacquired shares of Common Stock or any combination thereof. If the exercise or purchase price of an Award is paid by tender to the Corporation of shares of Common Stock owned by the Grantee, or by means of a Net Exercise, the number of Shares available for issuance under the Plan shall be reduced by the gross number of Shares issued to the Grantee.

4.           Administration of the Plan.  The Plan shall be administered by the Committee. With respect to Insiders, the Plan shall be administered in compliance with the all applicable requirements of Rule 16b-3.  Any controversy or claim arising out of or related to the Plan shall be determined unilaterally by and in the sole discretion of the Committee.

5.           Powers of the Committee.  Subject to the express provisions of the Plan, the Committee shall have the authority to:

(a)           construe and interpret the Plan, any Award Agreement and any other agreement, instrument or document executed pursuant to the Plan;

(b)           prescribe, amend, waive or rescind any rules, regulations, guidelines or policies relating to the Plan;

(c)           select officers, Directors and Consultants eligible to receive Awards under the Plan;

(d)           determine the terms, conditions and restrictions applicable to each Award granted (which need not be identical), including, without limitation, (i) the exercise or purchase price, (ii) the method of payment, (iii) the timing, terms and conditions of the exercisability or vesting of each Award, (iv) the date on which an Award shall expire, and (v) any other terms, conditions and restrictions applicable to each Award that are not inconsistent with the terms of the Plan;

(e)           accelerate, continue, extend or defer the vesting or exercisability of an Award, including, without limitation, with respect to the period following the Grantee’s termination;

(f)           correct any defect, supply any omission or reconcile any inconsistency in the Plan, any Award, Award Agreement or any other agreement, instrument or document executed pursuant to the Plan; and

(g)           make all other determinations necessary or advisable in the Committee’s sole discretion for the administration of the Plan.

6.           Amendment or Termination.  The Board may, at any time, alter, amend, suspend, discontinue, or terminate the Plan, in any respect, including, without limitation, the amendment of any form of Award Agreement or any other agreement, instrument or document to be executed pursuant to the Plan; provided, however, that the Board will not, without approval of the shareholders of the Corporation, amend the Plan in any manner that requires such shareholder approval.

7.           Effective Date and Duration of the Plan.  The Plan shall become effective on November 28, 2007, and the Committee may issue or grant Awards under the Plan immediately thereafter; provided, however, if the Corporation fails to obtain shareholder approval within twelve (12) months of the effective date, pursuant to Section 422 of the Code, any Incentive Stock Option granted under the Plan will not qualify as such, and will be automatically and without further action on the part of the Corporation deemed to be a Non-Qualified Stock Option.  The Plan shall terminate at the close of business on November 28, 2017, unless earlier terminated by the Board, and no Award may be issued or granted under the Plan thereafter, but such termination shall not affect any Award theretofore issued or granted.

II.           INCENTIVE STOCK OPTIONS.

1.           Granting of Incentive Stock Options.  All Incentive Stock Options shall be evidenced by an Award Agreement specifying the number of Shares covered thereby, in such form as the Committee shall from time to time establish, subject to the following terms and conditions:

2.           Eligibility.  Only Employees of the Corporation shall be eligible to receive Incentive Stock Options; officers, Directors and Consultants who are not also Employees shall not be eligible to receive Incentive Stock Options.

3.           Exercise Price.  The exercise price of an Incentive Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value of a share of the underlying Common Stock on the date of grant; provided, however, that the exercise price of an Incentive Stock Option granted to a Ten Percent Shareholder shall not be less than one hundred ten (110%) of the Fair Market Value of the underlying Common Stock on the date of grant.

4.           Exercise Period.  Incentive Stock Options may be exercisable within the times or upon the events determined by the Committee as set forth in the Award Agreement governing such Incentive Stock Option; provided, however, that no Incentive Stock Option shall be exercisable for more than ten (10) years from the date of grant; provided, further, that an Incentive Stock Option granted to a Ten Percent Shareholder shall not be exercisable for more than five (5) years from the date of grant. The Committee may also provide for Incentive Stock Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines, in its sole discretion.

5.           Limitations on Exercise.  Notwithstanding anything herein to the contrary, the aggregate Fair Market Value (determined as of the date of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Grantee during any calendar year (under all such plans of the Grantee’s employer corporation and its Parent and Subsidiary corporations) shall not exceed $100,000. If the Fair Market Value of Shares on the date of grant with respect to which Incentive Stock Options are exercisable for the first time by the Grantee during any calendar year does exceed $100,000, then the Stock Options for the first $100,000 of Shares to become exercisable in such calendar year will be Incentive Stock Options and the Stock Options for any amount in excess of $100,000 that become exercisable in that calendar year will be Non-Qualified Stock Options.  In the event that the Code or the regulations promulgated thereunder are amended after the date on which the Plan becomes effective to provide for a different limit on the Fair Market Value of Shares permitted to be subject to Incentive Stock Options, such limit will be automatically incorporated herein and will apply to any Stock Options granted after the effective date of such amendment.

III.           NON-QUALIFIED STOCK OPTIONS

1.           Granting of Stock Options.  All Non-Qualified Stock Options shall be evidenced by an Award Agreement specifying the number of Shares covered thereby, in such form as the Committee shall from time to time establish, subject to the following terms and conditions:

2.           Eligibility.  Officers, Employees, Directors and Consultants shall be eligible to receive Non-Qualified Stock Options under the Plan.

3.           Exercise Price.  The exercise price of a Non-Qualified Stock Option shall not be less than eighty-five percent (85%) of the Fair Market Value of a share of the underlying Common Stock on the date of grant.

4.           Exercise Period.  Non-Qualified Stock Options may be exercisable within the times or upon the events determined by the Committee as set forth in the Award Agreement governing such Non-Qualified Stock Option; provided, however, that no Non-Qualified Stock Option shall be exercisable for more than ten (10) years from the date of grant. The Committee also may provide for Non-Qualified Stock Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines, in its sole discretion.

IV.STOCK APPRECIATION RIGHTS.

1.           Granting of Stock Appreciation Rights. Stock Appreciation Rights related to all or any portion of a Stock Option may be granted by the Committee to any Grantee in connection with the grant of a Stock Option or any unexercised portion thereof held by the Grantee at any time and from time to time during the term thereof.  Each Stock Appreciation Right shall be granted at least at Fair Market Value on the date of grant and shall be evidenced by an Award Agreement specifying the number of Shares covered thereby, in such form as the Committee shall from time to time establish, subject to the following terms and conditions:

2.           Exercise Period.  Each Stock Appreciation Right may include limitations as to the time when such Stock Appreciation Right becomes exercisable and when it ceases to be exercisable that are more restrictive than the limitations on the exercise of the Stock Option to which it relates. No Stock Appreciation Right shall be exercisable with respect to such related Stock Option or portion thereof unless such Stock Option or portion thereof shall itself be exercisable at that time.  A Stock Appreciation Right shall be exercised only upon surrender of the related Stock Option or portion thereof in respect of which the Stock Appreciation Right is then being exercised.

3.           Amount of Payment. Upon exercise of a Stock Appreciation Right, the Grantee shall be entitled to receive an amount equal to the product of (a) the amount by which the Fair Market Value of a share of Common Stock on the date of exercise of the Stock Appreciation Right exceeds the option price per Share specified in the related Stock Option, and (b) the number of Shares in respect of which the Stock Appreciation Right shall have been exercised.

4.           Settlement.  Stock Appreciation Rights may only be settled in Shares.  The number of Shares to be distributed shall be the largest whole number obtained by dividing the amount otherwise distributable in respect of such settlement by the Fair Market Value of a share of Common Stock on the date of exercise of the Stock Appreciation Right; provided, however, that fractions of a Share will not be issued but will either be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share or will be rounded up to the nearest whole Share, as determined by the Committee.

5.           Effect of Exercise of Right or Related Option.  If the related Stock Option is exercised in whole or in part, then the Stock Appreciation Right with respect to the Shares purchased pursuant to such exercise (but not with respect to any unexercised Shares) shall be terminated as of the date of exercise if such Stock Appreciation Right is not also exercised on such date.

V.           STOCK AWARDS

1.           Granting of Stock Awards.  All Stock Awards shall be evidenced by an Award Agreement specifying the number of Shares covered thereby, in such form as the Committee shall from time to time establish, subject to the following terms and conditions:

2.           Eligibility.  Officers, Employees, Directors and Consultants shall be eligible to receive grants of Stock Awards under the Plan.

3.           Purchase Price.  The purchase price of the Shares issuable pursuant to a Restricted Stock Award will not be less than one hundred percent (100%) of the Fair Market Value of a share of the underlying Common Stock on the date the of grant; provided, however, that the purchase price of the Shares issuable pursuant to a Restricted Stock Award granted to a Ten Percent Shareholder shall not be less than one hundred ten (110%) of the Fair Market Value of the underlying Common Stock on the date of grant.  No monetary payment (other than applicable withholding taxes) shall be required as a condition to receiving the Shares issuable pursuant to an unrestricted Stock Award, the consideration for which shall be services actually rendered to the Corporation.

4.           Restricted Stock Awards.  Shares issued pursuant to any Restricted Stock Award may (but need not) be made subject to Vesting Conditions based upon the satisfaction of service requirements, conditions, restrictions or performance criteria as may be established by the Committee and set forth in the Grantee’s Award Agreement. During any period in which Shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such Shares may not be sold, transferred, exchanged, pledged, assigned or otherwise disposed of.

VI.           GENERAL PROVISIONS

1.           Payment for Shares.  The method of payment for Shares issuable pursuant to the Plan shall be determined by the Committee, in its sole discretion, and may include, without limitation, payment:

(a)           by cash, check or cash equivalents;

(b)           by waiver of compensation due or accrued by the Grantee for services rendered to the Corporation;

(c)           by surrender of shares of the Corporation’s Common Stock (i) owned by the Grantee for a period of more than six (6) months and paid for within the meaning of Rule 144 promulgated under the Securities Act, or (ii) were obtained by the Grantee in the public market;

(d)           by Net Exercise;

(e)           with respect only to Shares issuable upon exercise of a Stock Option, and provided a public market for the Corporation’s Common Stock then exists:

(i)            through a “same day sale” commitment from the Grantee and a broker-dealer that is a FINRA Dealer, whereby the Grantee irrevocably elects to exercise the Stock Option and to sell a portion of the Shares so purchased to pay for the exercise price, and whereby the FINRA Dealer irrevocably commits upon receipt of such Shares to forward the exercise price directly to the Corporation; or

(ii)            through a “margin” commitment from the Grantee and a FINRA Dealer whereby the Grantee irrevocably elects to exercise the Stock Option and to pledge the Shares so purchased to the FINRA Dealer in a margin account as security for a loan from the FINRA Dealer in the amount of the exercise price, and whereby the FINRA Dealer irrevocably commits upon receipt of such Shares to forward the exercise price directly to the Company;

(f)           by any combination of the foregoing, or such other consideration as may be approved by the Committee from time to time to the extent permitted by and in compliance with all applicable federal and state laws.

2.           Termination.

(a)           If the Grantee’s employment with the Corporation is terminated, a Director Grantee ceases to be a Director, or a Consultant Grantee ceases to be a Consultant, other than by reason of Disability or death, the terms of any then outstanding:

(i)            Incentive Stock Option held by the Grantee shall extend for a period ending on the earlier of the date on which such Incentive Stock Option would otherwise expire or three (3) months after such termination of employment, and such Incentive Stock Option shall be exercisable to the extent it was exercisable as of such last date of employment; and

(ii)           Non-Qualified Stock Option held by the Grantee shall extend for a period ending on the earlier of the date established by the Committee at the time of grant or three (3) months after the Grantee’s last date of employment or cessation of being a Director or Consultant, and such Non-Qualified Stock Option shall be exercisable to the extent it was exercisable as of the date of termination of employment or cessation of being a Director or Consultant.

(b)           If the Grantee’s employment is terminated by reason of Disability, a Director Grantee ceases to be a Director by reason of Disability or a Consultant Grantee ceases to be a Consultant by reason of Disability, the term of any then outstanding Stock Option held by the Grantee shall extend for a period ending on the earlier of the date on which such Stock Option would otherwise expire or twelve (12) months after the Grantee’s last date of employment or cessation of being a Director or Consultant, and such Stock Option shall be exercisable to the extent it was exercisable as of such last date of employment or cessation of being a Director or Consultant.

(c)           If the Grantee’s employment is terminated by reason of death, a Director Grantee ceases to be a Director by reason of death or a Consultant Grantee ceases to be a Consultant by reason of death, the representative of his estate or beneficiaries thereof to whom the Stock Option has been transferred shall have the right during the period ending on the earlier of the date on which such Stock Option would otherwise expire or twelve (12) months following such date of death to exercise any then outstanding Stock Options in whole or in part.  If the Grantee dies without having fully exercised any then outstanding Stock Options, the representative of his estate or beneficiaries thereof to whom the Stock Option has been transferred shall have the right to exercise such Stock Options in whole or in part.

(d)           If the Grantee’s employment is terminated, a Director Grantee ceases to be a Director, or a Consultant Grantee ceases to be a Consultant, any then outstanding Stock Appreciation Right shall be exercisable for such period and to such extent as the related Award or portion thereof.

(e)           If the Grantee’s employment is terminated, a Director Grantee ceases to be a Director, or a Consultant Grantee ceases to be a Consultant, prior to the lapse of any restrictions applicable to a Stock Award such Shares shall be forfeited and the Grantee shall return the certificates representing such Shares to the Corporation.

(f)           If the Grantee’s employment is terminated, a Director Grantee ceases to be a Director, or a Consultant Grantee ceases to be a Consultant, subsequent to the lapse of any restrictions applicable to a Stock Award, the Grantee shall hold such Shares free and clear of all such restrictions except as otherwise provided in the Plan.

3.           Modification, Extension or Renewal.  The Committee may modify, extend or renew any outstanding Awards and authorize the grant of new Awards in substitution therefore, provided, however, that any such action may not, without the written consent of the Grantee, impair such Grantee’s rights under any Award previously outstanding.  Any outstanding Incentive Stock Option that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code.  The Committee may reduce the exercise price of outstanding Stock Options without the consent of the Grantee affected by a written notice to such Grantee; provided, however, that the exercise price may not be reduced below the minimum exercise price that would be permitted under the Plan for Stock Options granted on the date such action is taken.

4.           Substitution of Awards.  In the event of a corporate merger or consolidation, or the acquisition by the Corporation of property or stock of an acquired corporation or any reorganization or other transaction qualifying under Section 424 of the Code, the Committee may, in accordance with the provisions thereof, substitute Awards under the Plan for stock options, stock awards and stock appreciation rights under the plan of the acquired corporation; provided, however, (a) the excess of the aggregate fair market value of the shares subject to stock options immediately after the substitution over the aggregate option price of shares is not more than the similar excess immediately before such substitution, and (b) the new stock option does not give the Grantee additional benefits, including any extension of the exercise or purchase period.  Alternatively, the Committee may provide, that each Award granted under the Plan shall terminate as of a date to be fixed by the Board; provided, however, that no less than thirty (30) days written notice of the date so fixed shall be given to each Grantee, and each Grantee shall have the right, during the thirty (30) day period preceding such termination, to exercise, in whole or in part, the Award, including with respect to Shares thereunder which would not otherwise have been exercisable.

5.           Adjustment Provisions.  Subject to compliance with applicable federal, state and local securities laws, and any requisite action on the part of the Board or any of the shareholders of the Corporation, in the event of any change in the number of the Corporation’s outstanding shares of Common Stock without the receipt of consideration by the Corporation, whether by merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, subdivision, combination, exchange of shares or similar change in the capital structure of the Corporation, or in the event of payment of a dividend or distribution to the shareholders of the Corporation in a form other than Shares (excepting normal cash dividends) then (a) the number and class of Shares subject to the Plan, (b) the number of Shares subject to any outstanding Awards; and (c) the exercise or purchase price per Share of any outstanding Awards will be appropriately and proportionately adjusted; provided, however, that fractions of a Share will not be issued but will either be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share or will be rounded up to the nearest whole Share, as determined by the Committee.

6.           Withholding Taxes.  Prior to delivery of any certificate or certificates representing Shares to be issued in satisfaction of an Award, the Corporation may require the Grantee to satisfy all applicable federal, state and local withholding tax requirements.  The Committee may allow the Grantee to satisfy such withholding requirements by electing to have the Corporation withhold from the Shares to be issued that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld.  All elections by the Grantee to have Shares withheld for this purpose will be made in accordance with the requirements established by the Committee and will be in writing in a form acceptable to the Committee.

7.           Privileges of Stock Ownership.  No Grantee will have any of the rights of a shareholder of the Corporation with respect to any Shares subject to an Award until such Shares are issued.  After the Shares are issued, the Grantee will have all the rights of a shareholder with respect to such Shares, including the right to vote and to receive all dividends or other distributions made or paid with respect to such Shares; provided, however, that if such Shares are issued pursuant to a Restricted Stock Award, any new, additional or different securities to which the Grantee may become entitled as a result of Section 5 of this Article VI, will be subject to the same restrictions as set forth in the Award Agreement evidencing the Restricted Stock Award.

8.           Non-transferability.  Stock Awards granted under the Plan, and any interests therein, will not be transferable or assignable by the Grantee, and may not be made subject to execution, attachment or similar process, other than by will or by the laws of descent and distribution.  Stock Options granted under the Plan, and any interests therein, will not be transferable or assignable by the Grantee, and may not be made subject to execution, attachment or similar process, other than by will or by the laws of descent and distribution, by instrument to an inter vivos or testamentary trust in which the Stock Options are to be passed to beneficiaries upon the death of the testator, or by gift to “immediate family” as that term is defined in Exchange Act Rule 16a-1(e).  During the lifetime of the Grantee an Award will be exercisable only by the Grantee.

9.           Repurchase Rights.  In the sole discretion of the Committee, an Award Agreement may reserve the right to repurchase some or all of the Shares held by the Grantee that are subject to Vesting Conditions following such Grantees termination from employment with the Corporation.

10.           Escrow; Pledge of Shares.  To enforce any restrictions on a Grantee’s Shares, the Committee may require the Grantee to deposit all certificates representing such Shares, together with stock powers or other instruments of transfer approved by the Committee and appropriately endorsed in blank, with the Corporation or an agent designated by the Corporation to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on each such certificates.

11.           Securities Law and Other Regulatory Compliance.  An Award will not be effective unless in compliance with all applicable federal, state and local securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or quotation system upon which the Corporation’s Common Stock may then be listed or quoted, as they are in effect on the date of grant and on the date of exercise, purchase or other issuance. Notwithstanding anything herein to the contrary, the Corporation will have no obligation to issue or deliver certificates representing the Shares under the Plan prior to: (a) obtaining any approvals from governmental agencies that the Corporation, in its sole discretion, determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any applicable federal, state or local law or ruling of any governmental body that the Corporation, in its sole discretion, determines to be necessary or advisable.  The Corporation will be under no obligation to register the Shares with the United States Securities and Exchange Commission or to effect compliance with the registration, qualification or listing requirements of any state or local securities laws, stock exchange or quotation system, and the Corporation will have no liability for any inability or failure to do so.

12.           No Obligation to Employ.  Nothing in the Plan or any Award granted under the Plan will confer or be deemed to confer on any Grantee any right to continue in the employ of, or to continue any other relationship with, the Corporation or any Parent or Subsidiary of the Corporation or limit in any way the right of the Corporation or any Parent or Subsidiary of the Corporation to terminate Grantee’s employment or other relationship at any time, with or without cause.

13.           Governing Law.  The Plan any Award Agreement and any other agreement, instrument or document executed pursuant to the Plan shall be governed in all respects by and construed in accordance with the laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

14.           Nonexclusivity.  Neither the adoption of the Plan by the Board, the submission of the Plan to the shareholders of the Corporation for approval, nor any provision of the Plan shall be construed as creating any limitations on the power of the Board to adopt any such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options, stock awards and stock appreciation rights otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.